Exhibit 99.1

FOR IMMEDIATE RELEASE

November 9, 2006

THE WALT DISNEY COMPANY REPORTS RECORD EARNINGS FOR

FISCAL YEAR 2006 WITH 34% EPS GROWTH OVER THE PRIOR YEAR

BURBANK, Calif. – The Walt Disney Company today reported earnings for the fourth quarter and fiscal year ended September 30, 2006. Diluted earnings per share (EPS) for the fourth quarter increased 89% to $0.36, compared to $0.19 in the prior-year period, reflecting growth at Studio Entertainment, Parks and Resorts, and Media Networks. For the year, EPS increased 34% to $1.64, compared to $1.22 in the prior year, reflecting growth at each operating segment.

“Disney had a spectacular year, posting record revenues, record net income, and record cash flow,’’ said Bob Iger, president and chief executive officer of the Walt Disney Company. “It is a result of the incredible creativity at our company.’’

The following table summarizes the full year and fourth quarter results for fiscal 2006 and 2005 (in millions, except per share amounts):

	Year Ended			Quarter Ended
	Sept. 30, 2006	Oct. 1, 2005	Change	Sept. 30, 2006	Oct. 1, 2005	Change
Revenues	$34,285	$31,944	7%	$8,784	$7,734	14%
Segment operating income (1)(2)	$6,491	$5,137	26%	$1,632	$880	85%
Net income	$3,374	$2,533	33%	$782	$379	>100%
Diluted EPS	$1.64	$1.22	34%	$0.36	$0.19	89%
Cash provided by operations	$6,058	$4,269	42%	$2,409	$1,341	80%
Free cash flow (1)	$4,759	$2,446	95%	$1,880	$705	>100%

SEGMENT RESULTS

The following table summarizes the full year and fourth quarter segment operating results for fiscal 2006 and 2005 (in millions):

	Year Ended			Quarter Ended
	Sept. 30, 2006	Oct. 1, 2005	Change	Sept. 30, 2006	Oct. 1, 2005	Change
Revenues:
Media Networks	$14,638	$13,207	11%	$3,673	$3,352	10%
Parks and Resorts	9,925	9,023	10%	2,542	2,360	8%
Studio Entertainment	7,529	7,587	(1)%	2,005	1,503	33%
Consumer Products	2,193	2,127	3%	564	519	9%

	$34,285	$31,944	7%	$8,784	$7,734	14%

Segment operating income (1) (2):
Media Networks	$3,610	$3,209	12%	$883	$746	18%
Parks and Resorts	1,534	1,178	30%	396	309	28%
Studio Entertainment	729	207	>100%	214	(313)	nm
Consumer Products	618	543	14%	139	138	1%

	$6,491	$5,137	26%	$1,632	$880	85%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows below.
(2)	Beginning in the first quarter of fiscal 2006, segment operating income includes equity in the income of investees. Results for the quarter and year ended October 1, 2005 have been reclassified to conform to the current year presentation.

Media Networks

Media Networks revenues for the year increased 11% to $14.6 billion and segment operating income increased 12% to $3.6 billion. For the quarter, revenues increased 10% to $3.7 billion and segment operating income increased 18% to $883 million. The following table provides further detail of Media Networks results (in millions):

	Year Ended			Quarter Ended
	Sept. 30, 2006	Oct. 1, 2005	Change	Sept. 30, 2006	Oct. 1, 2005	Change
Revenues:
Cable Networks	$8,001	$7,262	10%	$2,200	$1,900	16%
Broadcasting	6,637	5,945	12%	1,473	1,452	1%

	$14,638	$13,207	11%	$3,673	$3,352	10%

Segment operating income:
Cable Networks	$3,004	$2,745	9%	$854	$698	22%
Broadcasting	606	464	31%	29	48	(40)%

	$3,610	$3,209	12%	$883	$746	18%

Cable Networks

Operating income at Cable Networks increased $259 million to $3.0 billion for the year primarily due to growth at ESPN from higher affiliate and advertising revenues. Higher affiliate revenues were due to contractual rate increases and, to a lesser extent, subscriber growth while advertising revenue growth was driven by higher ratings and rates. The revenue increases at ESPN were partially offset by higher programming expenses primarily due to the new Major League Baseball (MLB) and National Football League (NFL) rights agreements and an additional NFL game. Increased costs for the ESPN branded mobile phone service, which the Company recently announced would be transitioned into its existing wireless licensing business, and higher general and administrative costs also impacted results for the year.

For the quarter, operating income at Cable Networks increased $156 million to $854 million due to growth at ESPN. The increase at ESPN was driven by higher affiliate and advertising revenues and lower marketing expenses. Higher affiliate revenues were due to the recognition of increased deferred revenues and higher contractual rates. During the quarter, ESPN recognized $171 million of previously deferred programming commitment revenues compared to $84 million in the prior-year quarter. These increases in ESPN operating income were partially offset by the higher programming expenses from the new MLB and NFL rights agreements and the additional NFL game.

Broadcasting

Operating income at Broadcasting increased $142 million to $606 million for the year driven by improved primetime performance at the ABC Television Network and increased sales of Touchstone Television series, partially offset by higher costs at the Internet Group and Radio, and the increased number and costs of pilot productions.

The improved primetime performance at the ABC Television Network was driven by higher advertising rates, strong upfront sales, and continued strength in ratings, partially offset by higher programming expenses. The increase in sales at Touchstone were driven by higher international syndication revenues and DVD unit volumes of the hit dramas Lost, Grey’s Anatomy, and Desperate Housewives, as well as higher license fees for Scrubs, which completed its fifth season on network television. Advertising revenues for the year at Broadcasting also benefited from the Super Bowl, however this revenue increase was essentially offset by related programming expenses.

The cost increase at the Internet Group was primarily due to the launch of Disney branded mobile phone services as well as the costs of other new initiatives. Higher costs at Radio included an impairment charge related to FCC licenses, primarily at ESPN Radio, reflecting an overall market decline in certain radio markets in which we operate.

For the quarter, operating income at Broadcasting decreased $19 million to $29 million as improved performance at the ABC Television Network and higher DVD unit sales of Touchstone Television series were more than offset by the increased costs associated with the roll-out of Disney branded mobile phone services and the FCC license impairment charge. The improved performance at the ABC Television Network was driven by higher advertising rates, increased advertising spots from programming changes, and benefits from replacement programming for Monday Night Football, partially offset by the impact of lower ratings.

Parks and Resorts

Parks and Resorts revenues for the year increased 10% to $9.9 billion and segment operating income increased 30% to $1.5 billion. Segment operating income growth reflected strength at both of our domestic resorts, led by the success of the 50th anniversary celebration, the first year of operations at Hong Kong Disneyland Resort, and improvements at Disneyland Resort Paris.

For the quarter, revenues increased 8% to $2.5 billion and segment operating income increased 28% to $396 million. Operating income growth was due to improvements at our international resorts and at Walt Disney World.

Domestic Resorts

For the year, operating income growth at our domestic resorts was due to increased guest spending, theme park attendance, and hotel occupancy, as well as higher sales at Disney Vacation Club. This growth was partially offset by higher operating expenses, driven by increased volume-related costs and costs associated with new guest offerings and attractions.

For the quarter, operating income growth at Walt Disney World was driven by increased guest spending, theme park attendance, and hotel occupancy. Higher guest spending was driven by higher average daily room rates and higher average ticket prices. The increase in theme park attendance was led by Disney’s Animal Kingdom where we opened the new attraction Expedition Everest in April 2006. These increases were partially offset by higher operating expenses driven by increased volume-related costs and costs associated with new guest offerings and attractions. At Disneyland Resort, operating income was comparable with the prior-year quarter, as both quarters benefited from the success of the 50th anniversary celebration.

International Resorts

For the year, improvements at our international resorts were primarily due to the first full year of theme park operations at Hong Kong Disneyland Resort rather than pre-opening costs in the prior year, as well as increased theme park attendance and higher hotel occupancy at Disneyland Resort Paris.

The increase in operating income for the quarter was primarily due to a full quarter of theme park operations at Hong Kong Disneyland Resort versus the costs associated with its grand opening late in the prior-year quarter, as well as higher guest spending and increased theme park attendance at Disneyland Resort Paris.

Studio Entertainment

Studio Entertainment revenues for the year decreased 1% to $7.5 billion and segment operating income increased from $207 million to $729 million. Operating income growth was primarily due to improvements in worldwide theatrical motion picture distribution and worldwide home entertainment.

For the quarter, revenues increased 33% to $2.0 billion and segment operating income increased $527 million to $214 million. The increase in operating income was primarily due to improvements in worldwide theatrical motion picture distribution and worldwide home entertainment.

The improvement in worldwide theatrical motion picture distribution for the year was primarily due to lower distribution costs resulting from fewer domestic Miramax releases and the outstanding performance of Pirates of the Caribbean: Dead Man’s Chest. Other successful current year titles included The Chronicles of Narnia: The Lion, The Witch and The Wardrobe and Disney/Pixar’s Cars.

Worldwide home entertainment growth for the year was primarily due to reduced marketing and trade programs, lower distribution costs driven in part by fewer returns, and improved margins from increased sales of television series DVD box sets, partially offset by a decline in unit sales resulting from a higher number of strong performing titles in the prior year. Significant current year titles included The Chronicles of Narnia: The Lion, The Witch and The Wardrobe, Cinderella Platinum Release, and Chicken Little, while prior-year titles included Disney/Pixar’s The Incredibles, National Treasure, Aladdin Platinum Release, and Bambi Platinum Release.

For the quarter, the improvement in worldwide theatrical motion picture distribution was primarily due to the strong performance of Pirates of the Caribbean: Dead Man’s Chest, lower film cost write-downs at Miramax, and lower distribution costs resulting from fewer Miramax releases. The increase in worldwide home entertainment was primarily due to a favorable mix of titles with lower production cost amortization, as well as reduced marketing expenditures.

Consumer Products

Consumer Products revenues for the year increased 3% to $2.2 billion and segment operating income increased 14% to $618 million. Revenues for the quarter increased 9% to $564 million and segment operating income increased 1% to $139 million.

The increase in segment operating income for the year was primarily due to earned revenue growth at Merchandise Licensing, partially offset by lower results at Buena Vista Games. Growth at Merchandise Licensing was due to higher earned royalties across multiple product categories, led by the strong performance of Cars, Disney Princess, and Pirates of the Caribbean merchandise. The decrease at Buena Vista Games was driven by increased product development spending on future self-published titles.

For the quarter, segment operating income was essentially flat as an increase at Merchandise Licensing was offset by a decrease at Buena Vista Games. Growth at Merchandise Licensing was primarily due to higher earned royalties across multiple product categories, led by the strong performance of Cars and Pirates of the Caribbean merchandise. The decrease at Buena Vista Games was due to higher expenses reflecting an increase in product development spending.

OTHER FINANCIAL INFORMATION

Net Interest Expense

Net interest expense is as follows (in millions):

	Year Ended		Quarter Ended
	Sept. 30, 2006	Oct. 1, 2005	Sept. 30, 2006	Oct. 1, 2005
Interest expense	$(706)	$(605)	$(180)	$(149)
Delta Air Lines, Inc. leveraged lease investment write-off	—	(101)	—	(101)
Interest and investment income	114	48	29	17
Gain on restructuring of Euro Disney debt	—	61	—	—

Net interest expense	$(592)	$(597)	$(151)	$(233)

The increase in interest expense for the year and quarter was due to higher interest expense at Hong Kong Disneyland and higher effective interest rates and average debt balances. During the prior year, Hong Kong Disneyland’s interest expense was capitalized when the park was under construction.

Interest and investment income for the year increased due to a $42 million write-down in the prior year of an investment in a company that licenses technology to the MovieBeam venture and increased interest income from higher average cash balances.

Income Taxes

The effective income tax rate was 34.7% for the year and 34.0% for the quarter compared to 31.1% and 3.3% for the prior year and prior-year quarter, respectively. The lower effective tax rate for the prior year and the prior-year quarter reflected a greater release of reserves as a result of the favorable resolution of certain tax matters and the benefit from a one-time deduction permitted under the American Jobs Creation Act of 2004 related to the repatriation of foreign earnings.

Minority Interests

Minority interest expense increased from $177 million to $183 million for the year and from $50 million to $82 million for the quarter. The increase for the year was due to the allocation of increased profits to the minority interest holder of ESPN, partially offset by the allocation of increased losses (after royalties, financing costs, and taxes) to minority interest holders of the partially owned international theme parks.

For the quarter, the increase in minority interest expense was due to the allocation of increased profits to the minority interest holder of ESPN and the allocation of decreased losses (after royalties, financing costs, and taxes) to the minority interest holder of Hong Kong Disneyland.

Cash Flow

Cash provided by operations and free cash flow are detailed below (in millions):

	Year Ended
	Sept. 30, 2006	Oct. 1, 2005	Change
Cash provided by operations	$6,058	$4,269	$1,789
Investments in parks, resorts and other property	(1,299)	(1,823)	524

Free cash flow (1)	$4,759	$2,446	$2,313

(1)	Free cash flow is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

The Company generated $4.8 billion in free cash flow during fiscal 2006 compared to $2.4 billion in the prior year, reflecting an increase of $1.8 billion in cash provided by operations and a decrease of $0.5 billion in capital expenditures.

The increase in cash provided by operations was driven by operating income growth at all of the segments, partially offset by higher income tax payments.

The decrease in capital expenditures was primarily due to lower investment at Hong Kong Disneyland resulting from the substantial completion of the park prior to its opening in September 2005.

Investments in parks, resorts and other property are as follows (in millions):

	Year Ended
	Sept. 30, 2006	Oct. 1, 2005
Media Networks	$227	$228
Parks and Resorts:
Domestic	667	726
International	248	711

Total Parks and Resorts	915	1,437

Studio Entertainment	41	37
Consumer Products	16	10
Corporate	100	111

Total investment in parks, resorts and other property	$1,299	$1,823

Depreciation expense is as follows (in millions):

	Year Ended
	Sept. 30, 2006	Oct. 1, 2005
Media Networks
Cable Networks	$81	$80
Broadcasting	106	102

Total Media Networks	187	182

Parks and Resorts
Domestic	780	756
International	279	207

Total Parks and Resorts	1,059	963

Studio Entertainment	30	26
Consumer Products	23	25
Corporate	126	132

Total depreciation expense	$1,425	$1,328

Share Repurchases

During the year ended September 30, 2006, the Company repurchased 243 million shares for $6.9 billion, of which 96 million shares were purchased for $2.8 billion in the fourth quarter. As of September 30, 2006, the Company had authorization in place to repurchase approximately 206 million additional shares.

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	Sept. 30, 2006	Oct. 1, 2005	Change
Current portion of borrowings	$2,682	$2,310	$372
Long-term borrowings	10,843	10,157	686

Total borrowings	13,525	12,467	1,058
Less: cash and cash equivalents	(2,411)	(1,723)	(688)

Net borrowings (1)	$11,114	$10,744	$370

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

The total borrowings shown above include $3,242 million and $2,953 million attributable to our partially owned international theme parks as of September 30, 2006 and October 1, 2005, respectively. Cash and cash equivalents attributable to these international parks totaled $599 million and $535 million as of September 30, 2006 and October 1, 2005, respectively.

Subsequent Event – Sale of Us Weekly

On October 2, 2006, the Company sold its 50 percent stake in Us Weekly for $300 million, which resulted in a pre-tax gain of approximately $270 million ($170 million after-tax), which will be recorded in the first quarter of fiscal 2007.

Non-GAAP Financial Measures

This earnings release presents net borrowings, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to income before income taxes and minority interests is as follows (in millions):

	Year Ended		Quarter Ended
	Sept. 30, 2006	Oct. 1, 2005	Sept. 30, 2006	Oct. 1, 2005
Segment operating income	$6,491	$5,137	$1,632	$880
Corporate and unallocated shared expenses	(529)	(536)	(168)	(157)
Amortization of intangible assets	(11)	(11)	(3)	(3)
Gains on sale of equity investment and business	70	26	—	—
Restructuring and impairment (charges) and other credits, net	18	(32)	—	(6)
Net interest expense	(592)	(597)	(151)	(233)

Income before income taxes and minority interests	$5,447	$3,987	$1,310	$481

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, November 9, 2006, at 1:30 PM PST/4:30 PM EST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through November 23, 2006 at 4:00 PM PST/7:00 PM EST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments;

•	technological developments; and

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2005 and in subsequent reports on Form 10-Q under Item 1A, “Risk Factors”.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in millions, except per share data)

	Year Ended		Quarter Ended
	Sept. 30, 2006	Oct. 1, 2005	Sept. 30, 2006	Oct. 1, 2005
Revenues	$34,285	$31,944	$8,784	$7,734
Costs and expenses	(28,807)	(27,837)	(7,441)	(7,134)
Gains on sale of equity investment and business	70	26	—	—
Restructuring and impairment (charges) and other credits, net	18	(32)	—	(6)
Net interest expense	(592)	(597)	(151)	(233)
Equity in the income of investees	473	483	118	120

Income before income taxes and minority interests	5,447	3,987	1,310	481
Income taxes	(1,890)	(1,241)	(446)	(16)
Minority interests	(183)	(177)	(82)	(50)

Income before the cumulative effect of accounting change	3,374	2,569	782	415
Cumulative effect of accounting change	—	(36)	—	(36)

Net income	$3,374	$2,533	$782	$379

Earnings per share before cumulative effect of accounting change
Diluted(1)	$1.64	$1.24	$0.36	$0.20

Basic	$1.68	$1.27	$0.38	$0.21

Earnings per share:
Diluted(1)	$1.64	$1.22	$0.36	$0.19

Basic	$1.68	$1.25	$0.38	$0.19

Weighted average number of common and common equivalent shares outstanding:
Diluted	2,076	2,089	2,168	2,053

Basic	2,005	2,028	2,085	1,995

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $21 million and $5 million for the year and quarter ended September 30, 2006, respectively, and $21 million and $5 million for the year and quarter ended October 1, 2005, respectively.

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited, in millions, except per share data)

	September 30, 2006	October 1, 2005
ASSETS
Current assets
Cash and cash equivalents	$2,411	$1,723
Receivables	4,707	4,585
Inventories	694	626
Television costs	415	510
Deferred income taxes	592	749
Other current assets	743	652

Total current assets	9,562	8,845
Film and television costs	5,235	5,427
Investments	1,315	1,226
Parks, resorts and other property, at cost
Attractions, buildings and equipment	28,843	27,570
Accumulated depreciation	(13,781)	(12,605)

	15,062	14,965
Projects in progress	913	874
Land	1,192	1,129

	17,167	16,968

Intangible assets, net	2,907	2,731
Goodwill	22,505	16,974
Other assets	1,307	987

	$59,998	$53,158

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,917	$5,339
Current portion of borrowings	2,682	2,310
Unearned royalties and other advances	1,611	1,519

Total current liabilities	10,210	9,168

Borrowings	10,843	10,157
Deferred income taxes	2,651	2,430
Other long-term liabilities	3,131	3,945
Minority interests	1,343	1,248
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.5 billion shares at September 30, 2006 and 2.2 billion shares at October 1, 2005	22,377	13,288
Retained earnings	20,630	17,775
Accumulated other comprehensive loss	(8)	(572)

	42,999	30,491
Treasury stock, at cost, 436.0 million shares at September 30, 2006 and 192.8 million shares at October 1, 2005	(11,179)	(4,281)

	31,820	26,210

	$59,998	$53,158

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Year Ended
	Sept. 30, 2006	Oct. 1, 2005
OPERATING ACTIVITIES

Net income	$3,374	$2,533

Depreciation and amortization	1,436	1,339
Gains on sale of equity investment and business	(70)	(26)
Deferred income taxes	(136)	(262)
Equity in the income of investees	(473)	(483)
Cash distributions received from equity investees	458	402
Write-off of aircraft leveraged lease	—	101
Cumulative effect of accounting change	—	36
Minority interests	183	177
Net change in film and television costs	860	568
Equity based compensation	382	380
Other	(40)	(141)
Changes in operating assets and liabilities, excluding effects of the Pixar acquisition:
Receivables	(78)	(157)
Inventories	(63)	22
Other assets	(52)	(85)
Accounts payable and other accrued liabilities	299	(257)
Income taxes	(22)	122

Cash provided by operations	6,058	4,269

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,299)	(1,823)
Sales of investments	1,073	25
Working capital proceeds from The Disney Store North America sale	—	100
Sales of equity investment and business	81	29
Other	(82)	(22)

Cash used in investing activities	(227)	(1,691)

FINANCING ACTIVITIES
Commercial paper borrowings, net	85	654
Borrowings	2,806	422
Reduction of borrowings	(1,950)	(1,775)
Dividends	(519)	(490)
Repurchases of common stock	(6,898)	(2,420)
Euro Disney equity offering	—	171
Equity partner contributions	51	147
Exercise of stock options and other	1,282	394

Cash used in financing activities	(5,143)	(2,897)

Increase (decrease) in cash and cash equivalents	688	(319)
Cash and cash equivalents, beginning of year	1,723	2,042

Cash and cash equivalents, end of year	$2,411	$1,723